8-K
Exhibit 99.1
NEWS	CONTACT:	J. David Pierson

about	Tel:	856-228-0077
	Fax:	856-228-5577
	Web site:	www.refacopticalgroup.com

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Refac Optical Group Announces Completion of Going Private Transaction

BLACKWOOD, N.J.--(April 26, 2007)--Refac Optical Group announced today that ROG Acquisition, Inc. (“ROG”), an affiliate of Palisade Concentrated Equity Partnership, L.P. (”Palisade”) and holder of approximately 91.4% of Refac’s common stock, has filed a Certificate of Ownership and Merger with the Secretary of State of Delaware, effective as of April 26, 2007 at 5:00 pm ET, thereby completing a short-form merger transaction under Section 253 of the Delaware General Corporation Law. Palisade and the other stockholders of ROG had previously disclosed their intentions to take the Company private in a Schedule 13E-3 initially filed with the Securities and Exchange Commission on February 26, 2007, and subsequently amended on April 2, 2007.

Pursuant to the Certificate of Ownership and Merger, ROG merged with and into Refac, and the stockholders of Refac (other than the stockholders of ROG) now have the right to receive $6.00 cash per share in exchange for their shares of Refac common stock. Within ten days of today, Notices of Merger and Appraisal Rights, Letters of Transmittal and other documents necessary for the exchange of stock certificates will be mailed to Refac’s stockholders, which will include instructions for surrendering stock certificates in exchange for the cash consideration.

As a result of the merger, Refac will file a Form 15 with the Securities and Exchange Commission on April 30, 2007, thereby suspending and subsequently terminating its reporting obligations and status as a public company. In addition, the Company’s common stock will cease trading on the American Stock Exchange effective after the close of business on April 26, 2007.

About Refac Optical Group

Refac Optical Group, a leader in the retail optical industry and the sixth largest retail optical chain in the United States, operates 517 retail locations in 47 states and Canada, consisting of 496 licensed departments, three freestanding stores, 18 eye health centers and professional optometric practices, two surgery centers, one of which is a laser correction center, and two manufacturing laboratories. Of the 496 licensed departments, 353 are located at JCPenney stores, 61 at Sears, 25 at Macy's, 28 at Boscov's, and 29 at The Bay. These licensed departments are full-service retail vision care stores that offer an extensive selection of designer brands and private label prescription eyewear, contact lenses, sunglasses, ready-made readers and accessories.

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